Exhibit 99.1

PRESS RELEASE

Plantronics Reports First Quarter Fiscal Year 2006 Financial Results

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer & Director of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE July 19, 2005

SANTA CRUZ, CA. - July 19, 2005 - Plantronics, Inc., (NYSE: PLT) today announced first quarter revenues of $148.9 million, an increase of approximately 13% from $131.4 million in the first quarter of fiscal 2005, and earnings per share of $0.44. These results were within the range of guidance the Company provided on April 26, 2005 which was for revenues of $148 - $153 million and earnings per share of $0.43 to $0.46.
Ken Kannappan, President and Chief Executive Officer, noted, "Our foremost strategic objective is increasing adoption of headsets in the office. Customer satisfaction with wireless freedom remains outstanding and virtually all of our channel partners have now fully engaged in this opportunity.  Revenues from wireless headsets in the office continued to grow reaching an annual run rate in the June quarter of over $120 million with shipments up about 9% sequentially.  As we expected, the sequential rate of growth moderated, due to the near-100% participation of our channel.  The potential for further growth lies in expanding customer awareness and driving new customers to our channels and we will launch our national marketing campaign tomorrow in New York, focused squarely on wireless for the office.”

“Other positive developments during the quarter include the 34% growth of our Gaming and Computer product group in comparison to the year ago quarter, aided by a refresh of our product line. Our international business was strong, up 24% versus the year ago quarter with strength in APLA and EMEA, and growth in all product lines,” concluded Kannappan.

Revenues were toward the low end of our guidance, with the shortfall primarily in our Office and Contact Center (OCC) products. Much of this was concentrated in Europe where wireless office revenue growth stalled amid slightly weaker economic conditions and a stronger dollar. For the company as a whole, revenues were also limited by delays in achieving volume shipment schedules on our new products. Gross margins came in at 49.1% versus our estimate of approximately flat in comparison to the 50% gross margin in the fourth quarter. The three principal factors contributing to the difference were the lighter contribution from OCC revenues, costs we incurred to prepare for production ramp on new products, and a return to warranty costs typical of levels a year ago but higher than recent trends had suggested. Despite the lower gross margins, operating margins were 19.8%, close to our target of 20%.

Barbara Scherer, SVP and CFO, said, "We repurchased 1,372,500 shares during the quarter at a total cost of $47.3 million, completing our 15th and 16th share repurchase programs. The cumulative effect of the recent share repurchase programs helped reduce the diluted share count from 50.4 million in the first quarter of fiscal 2005 to 49.3 million during the first quarter of fiscal 2006. Inventory management improved to 5.4 turns from 4.9 turns in the March quarter and 5.2 in the June quarter last year. However, our DSO increased to 54 days from 53 in the March quarter. We generated $35.9 million in cash flow from operations but our total cash and marketable securities balance decreased from $242.8 million at the end of fiscal 2005 to $212.2 million at the end of the June quarter, primarily due to cash used for stock repurchase of $47.3 million and capital expenditures of $10.4 million.”

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. The statements do not reflect the potential impact of our recently announced definitive agreement to acquire Altec Lansing.

We consider the trends in sell-through of our U.S. commercial distributors of office and contact center products an important indicator of demand. For the June quarter, this group of distributors reported to us an increase in sell-through of 32% in comparison to the June quarter last year, and a 4% increase sequentially. In comparison to a year ago, our analysis indicates that the largest driver in the increased sell-through was demand for the CS50, our wireless headset solution for the North American office market. Our level of revenues to this channel closely matched their level of reported sell-through, resulting in channel inventory levels remaining largely unchanged.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

Our current expectations are:

•
Revenues for the second quarter of fiscal 2006 to be in the range of $160-$165 million. Assuming we achieve $160 to $165 million in revenues, the growth vs. Q2 fiscal 2005 will be approximately 23% to 27%. In comparison to the first quarter of fiscal 2006, this level of revenues would result in a 7% to 11% sequential increase.

The risks and uncertainties in this revenue forecast are larger than we typically experience due to 1) uncertainties with respect to completing development and ramping new products in a timely manner to meet demand; 2) the inherent uncertainty with respect to the level of incremental demand which may be generated by our advertising campaign for wireless office headsets, especially since the media schedule begins August 29;  and 3) a greater percentage of the total order flow in the September quarter historically comes in the third month. In particular, we have an unusually high number of important new products which we are planning to begin shipping in volume in August and September. Due to the combination of the marketing campaign and the timing of new product volume ship schedules in the second half of the quarter, we anticipate a revenue pattern in this quarter which will be unusually back end loaded.

•
Gross margins are expected to decline about 2 points sequentially. The primary factors driving this are 1) the impact of a stronger dollar on our Euro and GBP denominated revenues, 2) our current anticipation of relatively flat corded OCC business, and 3) absolute and relative growth in Bluetooth mobile and wireless office business.

•
Our advertising program is on schedule to launch this quarter and we anticipate that our total S,G&A expense will increase by an estimated $5.5 million in the September quarter. Most, but not all, of the anticipated increase is attributable to the marketing campaign.

•	As a result, we currently anticipate operating margins for the September quarter will be below our target model of 20%, and will likely be in the 16% to 17% range.

•	Earnings per share for the second quarter of fiscal 2006 to be in the range of $0.39 - $0.43.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its second quarter fiscal year 2006 results which we plan to do on Tuesday, November 1, or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the second quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, July 19 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6459983 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our outlook for revenues, gross margin, S,G&A expense, operating margins and earnings for the second quarter of fiscal 2006; we expect the advertising campaign to increase demand for wireless products; we expect an unusually high number of important new products to begin shipping in volume in August and September; and we anticipate a revenue pattern in this quarter which will be unusually back end loaded. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.

Among the factors that could cause actual results to differ materially from those projected are:

•
The advertising campaign may not increase demand for our products or may not increase demand as much as we anticipate, or may increase demand for products that we are not prepared to produce within the lead-time required by customers;

•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;

•	A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;

•	The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;

•	The demand for our wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs;

•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;

•	Fluctuations in foreign exchange rates; and

•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on May 31, 2005, filings on Form 10-Q, and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:
  Summary of Unaudited Condensed Consolidated Financial Statements
  Summary of Unaudited Statements of Operations and Related Data
About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,500 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 18 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended

	June 30,	June 30,
	2004	2005

Net sales	$131,370	$148,909
Cost of sales	61,703	75,760
Gross profit	69,667	73,149
Gross profit %	53.0%	49.1%

Research, development and engineering	10,044	13,766
Selling, general and administrative	28,920	29,892
Total operating expenses	38,964	43,658
Operating income	30,703	29,491
Operating income %	23.4%	19.8%

Interest and other income (expense), net	335	232
Income before income taxes	31,038	29,723
Income tax expense	8,691	8,025
Net income	$22,347	$21,698

% to Sales	17.0%	14.6%

Diluted earnings per common share	$0.44	$0.44
Shares used in diluted per share calculations	50,428	49,335

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31	June 30,
	2005	2005
ASSETS
Cash and cash equivalents	$78,398	$87,505
Marketable securities	164,416	124,723
Total cash and marketable securities	242,814	212,228
Accounts receivable, net	87,558	88,576
Inventory, net	60,201	56,441
Deferred income taxes	8,675	9,915
Other current assets	7,446	11,196
Total current assets	406,694	378,356
Property, plant and equipment, net	59,745	66,445
Intangibles, net	2,948	7,146
Goodwill	9,386	11,562
Other assets	9,156	8,969
	$487,929	$472,478
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$20,316	$25,926
Accrued liabilities	39,775	34,826
Income taxes payable	11,080	15,561
Total current liabilities	71,171	76,313
Deferred tax liability	8,109	9,230
Long-term liability	2,930	2,344
Total liabilities	82,210	87,887
Stockholders' equity	405,719	384,591
	$487,929	$472,478

Summary of Unaudited Statements of Operations and Related Data

	FY03	Q104	Q204	Q304	Q404	FY04	Q105	Q205	Q305	Q405	FY05	Q106
Net sales	$ 337,508	$ 92,786	$ 95,117	$ 107,622	$ 121,440	$ 416,965	$ 131,370	$ 130,220	$ 150,583	$ 147,822	$ 559,995	$ 148,909
Cost of sales	168,565	47,319	46,351	51,381	55,944	200,995	61,703	60,719	75,150	73,965	271,537	75,760
Gross profit	168,943	45,467	48,766	56,241	65,496	215,970	69,667	69,501	75,433	73,857	288,458	73,149
Gross profit %	50.1%	49.0%	51.3%	52.3%	53.9%	51.8%	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%

Research, development and engineering	33,877	8,605	8,247	8,834	9,774	35,460	10,044	10,838	11,989	12,345	45,216	13,766
Selling, general and administrative	80,605	21,153	22,984	23,649	27,970	95,756	28,920	25,305	31,642	30,754	116,621	29,892
Operating expenses	114,482	29,758	31,231	32,483	37,744	131,216	38,964	36,143	43,631	43,099	161,837	43,658

Operating income	54,461	15,709	17,535	23,758	27,752	84,754	30,703	33,358	31,802	30,758	126,621	29,491
Operating income %	16.1%	16.9%	18.4%	22.1%	22.9%	20.3%	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%

Income before income taxes	56,760	16,201	17,676	25,170	27,452	86,499	31,038	34,271	33,947	31,104	130,360	29,723
Income tax expense	15,284	4,860	5,303	7,551	6,506	24,220	8,691	9,596	9,505	5,048	32,840	8,025
Income tax expense as a percent of income before taxes	26.9%	30.0%	30.0%	30.0%	23.7%	28.0%	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%

Net income	41,476	11,341	12,373	17,619	20,946	62,279	22,347	24,675	24,442	26,056	97,520	21,698
Diluted shares outstanding	46,584	45,077	46,372	47,501	50,068	47,492	50,428	50,638	51,365	51,026	50,821	49,335
EPS	$ 0.89	$ 0.25	$ 0.27	$ 0.37	$ 0.42	$ 1.31	$ 0.44	$ 0.49	$ 0.48	$ 0.51	$ 1.92	$ 0.44

Net revenues from unaffiliated customers:
Office and contact center	244,358	62,080	64,192	66,776	80,840	273,888	82,815	86,204	92,469	104,847	366,335	105,425
Mobile	50,088	18,518	18,370	29,528	25,914	92,330	34,458	28,815	35,469	26,520	125,262	26,868
Gaming and Computer	18,494	5,463	5,679	5,807	6,752	23,701	6,992	8,515	15,259	9,038	39,804	9,344
Other specialty products	24,568	6,725	6,876	5,511	7,934	27,046	7,105	6,686	7,386	7,417	28,594	7,272

Net revenues by geographical area from unaffiliated customers:
Domestic	228,942	64,924	64,929	66,484	80,880	277,217	89,088	89,375	100,587	96,480	375,530	96,685
International	108,566	27,862	30,188	41,138	40,560	139,748	42,282	40,845	49,996	51,342	184,465	52,224

Balance Sheet accounts and metrics:
Accounts receivable, net **	49,605	49,285	51,364	63,612	64,344	64,344	68,039	73,345	89,178	87,558	87,558	88,576
Days sales outstanding		48	49	53	52		47	51	53	53		54
Inventory, net	33,758	37,510	37,764	39,178	40,762	40,762	47,418	65,940	75,074	60,201	60,201	56,441
Inventory turns		5.0	4.9	5.2	5.2		5.2	3.7	4.0	4.9		5.4

** Certain balances related to other receivables have been reclassified from accounts receivable, net to other current assets, to represent March 2005 classifications